Exhibit 99.1

First Advantage Reports Results for the Second Quarter Ended June 30, 2022

Second Quarter 2022 Highlights

•
Revenues were $201.6 million, an increase of 15.3%, compared to $174.8 million in the prior-year period
•
Net income was $14.2 million, an increase of 277.6%, compared to $3.8 million in the prior-year period
•
Adjusted EBITDA1 was $60.8 million, an increase of 8.0%, compared to $56.3 million in the prior-year period
•
Adjusted Net Income1 was $38.0 million, an increase of 14.5%, compared to $33.2 million in the prior-year period
•
Cash flows from operations were $54.8 million, an increase of 69.3%, compared to $32.4 million in the prior-year period
•
$50 million share repurchase program announced today

2022 Full Year Guidance

•
Raising the low ends of our full year 2022 guidance ranges, resulting in revised full year 2022 guidance ranges for revenues of $823 to $835 million, Adjusted EBITDA of $254 to $259 million, and Adjusted Net Income of $158 to $161 million2

ATLANTA, August 4, 2022 – First Advantage Corporation (NASDAQ: FA), a leading global provider of HR technology solutions for screening, verifications, safety, and compliance, today announced financial results for the second quarter ended June 30, 2022.

Key Financials

(Amounts in millions, except per share data and percentages)

	Three months ended June 30,
	2022	2021	Change
Revenues	$201.6	$174.8	15.3%
Income from operations	$22.8	$17.3	31.8%
Net income	$14.2	$3.8	277.6%
Net income margin	7.1%	2.2%	NA
Adjusted EBITDA[1]	$60.8	$56.3	8.0%
Adjusted EBITDA Margin[1]	30.2%	32.2%	NA
Adjusted Net Income[1]	$38.0	$33.2	14.5%

1 Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Net Income are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of these measures to their most directly comparable respective GAAP measures.
Note: "NA" indicates not applicable information.

“We recently celebrated our one-year anniversary as a public company, and I couldn’t be more pleased with our excellent performance since going public. We have consistently achieved strong financial results, delivered product innovation that helps our clients hire smarter and onboard faster, and executed strategic acquisitions that have outperformed expectations. In the second quarter of 2022, we saw continued strength across our business, which drove year-over-year revenue growth of 15.3% and Adjusted EBITDA growth of 8.0%. While the overall economy has experienced strains from inflation and rising interest rates, the jobs market continues to be resilient, underscoring the sustained demand for our products and solutions,” said Scott Staples, Chief Executive Officer.

“In a macroeconomic environment where frequent job switching and churn has become the norm, our customers depend on First Advantage to help them hire smarter and onboard faster. We believe these fundamental shifts in how people work and apply for jobs create long-term tailwinds for our business, fueling growth from our existing customer base and new customer additions as well as guiding our go-to-market strategy. Our ongoing investments in digital technology, automation, proprietary databases, and applicant experience are accelerating our advantages in speed, quality, and operational efficiency,” Mr. Staples added.

Balance Sheet and Cash Flow

During the second quarter of 2022, the Company generated $54.8 million of cash flow from operations and spent $7.8 million on purchases of property and equipment, including capitalized software development costs. At June 30, 2022, First Advantage had cash and cash equivalents of $352.3 million and total debt of $564.7 million, resulting in net debt of $212.4 million.

Share Repurchase Program

Today, First Advantage announced that its Board of Directors has approved a share repurchase program with authorization to purchase up to $50 million of its common stock over the next twelve months through August 2, 2023. No shares will be purchased from Silver Lake or its affiliates.

Stock repurchases may be effected through open market repurchases at prevailing market prices (including through the use of block trades and trading plans intended to qualify under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended), privately-negotiated transactions, through other transactions in accordance with applicable securities laws, or a combination of these methods on such terms and in such amounts as the Company deems appropriate. The Company is not obligated to repurchase any specific number of shares, and the timing, manner, value, and actual number of shares repurchased will depend on a variety of factors, including the Company’s stock price and liquidity requirements, other business considerations, and general market and economic conditions. The Company may discontinue or modify purchases without notice at any time. The Company plans to use its existing cash to fund repurchases made under the share repurchase program.

"We continue to evaluate our capital allocation priorities, and we believe that a balance between M&A, returning capital to stockholders, and investing in the continued growth of the Company will maximize shareholder value. Our balance sheet strength, cash and liquidity position, modest debt levels, and expectations for continued free cash flow generation have put us into a position to execute this share repurchase program,” commented David Gamsey, EVP and Chief Financial Officer.

Full Year 2022 Guidance

The following table summarizes our full year 2022 guidance:

	Prior Guidance As of May 11, 2022	Revised Guidance As of August 4, 2022
Revenues	$820 million – $835 million	$823 million – $835 million
Adjusted EBITDA[2]	$253 million – $259 million	$254 million – $259 million
Adjusted Net Income[2]	$157 million – $161 million	$158 million – $161 million
Capital expenditures[3]	$28 million – $30 million	$28 million – $30 million

2 A reconciliation of the foregoing guidance for the non-GAAP metrics of Adjusted EBITDA and Adjusted Net Income to GAAP net income (loss) cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

3 Capital expenditures consists of purchases of property and equipment and capitalized software development costs.

Actual results may differ materially from First Advantage’s full year 2022 guidance as a result of, among other things, the factors described under “Forward-Looking Statements” below.

Conference Call and Webcast Information

First Advantage will host a conference call to review its results today, August 4, 2022, at 8:30 a.m. ET.

This quarter, we are using a new procedure to participate in the live conference call. Please access the following link to register in advance, at least 10 minutes prior to the start of the call: https://register.vevent.com/register/BIae0c80c25ddf4ccb84e2f3519766a911. Each participant must register using this URL in order to join the call and to ask a question. Once registered, the participant will receive the dial-in numbers and a unique PIN. When a participant dials in, the PIN should be entered to join the call.

The call will also be webcast live, and available for replay, on the Company’s investor relations website at https://investors.fadv.com/ under the “News & Events” and then “Events & Presentations” section, where related presentation materials will be posted prior to the conference call. The live webcast and subsequent replay will also be available at the following link: https://edge.media-server.com/mmc/p/xgjafoak.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements include all statements that are not historical facts. These forward-looking statements relate to matters such as our industry, business strategy, goals, and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, and other financial and operating information. In some cases, you can identify these forward-looking statements by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable,” "target," “guidance,” the negative version of these words, or similar terms and phrases.

These forward-looking statements are subject to various risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Such risks and uncertainties include, but are not limited to, the following:

•
the impact of COVID-19 and related continuously evolving risks on our results of operations, financial position, and/or liquidity;
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our operations in a highly regulated industry and the fact that we are subject to numerous and evolving laws and regulations, including with respect to personal data and data security;
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our reliance on third-party data providers;
•
negative changes in external events beyond our control, including our customers’ onboarding volumes, economic drivers which are sensitive to macroeconomic cycles, such as interest rate volatility and inflation, geopolitical unrest, and the COVID-19 pandemic;
•
potential harm to our business, brand, and reputation as a result of security breaches, cyber-attacks, or the mishandling of personal data;
•
the continued integration of our platforms and solutions with human resource providers such as applicant tracking systems and human capital management systems as well as our relationships with such human resource providers;
•
disruptions, outages, or other errors with our technology and network infrastructure, including our data centers, servers, and third-party cloud and internet providers and our migration to the cloud;
•
our ability to obtain, maintain, protect and enforce our intellectual property and other proprietary information;
•
our indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, and prevent us from meeting our obligations; and
•
control by our Sponsor, "Silver Lake", (Silver Lake Group, L.L.C., together with its affiliates, successors, and assignees) and its interests may conflict with ours or those of our stockholders.

For additional information on these and other factors that could cause First Advantage’s actual results to differ materially from expected results, please see our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (the “SEC”), as such factors may be updated from time to time in our filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. The forward-looking statements included in this press release are made only as of the date of this press release, and we undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

Non-GAAP Financial Information

This press release contains “non-GAAP financial measures” that are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Specifically, we make use of the non-GAAP financial measures “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Adjusted Net Income,” and “Adjusted Diluted Earnings Per Share.”

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Diluted Earnings Per Share have been presented in this press release as supplemental measures of financial performance that are not required by or presented in accordance with GAAP because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Management uses Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Diluted Earnings Per Share to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation, and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Diluted Earnings Per Share are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) as a measure of financial performance or cash provided by (used in) operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. The presentations of these measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

We define Adjusted EBITDA as net income before interest, taxes, depreciation, and amortization, and as further adjusted for loss on extinguishment of debt, share-based compensation, transaction and acquisition-related charges, integration and restructuring charges, and other non-cash charges. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenues. We define Adjusted Net Income for a particular period as net income before taxes adjusted for debt-related costs, acquisition-related depreciation and amortization, share-based compensation, transaction and acquisition-related charges, integration and restructuring charges, and other non-cash charges, to which we then apply the related effective tax rate. We define Adjusted Diluted Earnings Per Share as Adjusted Net Income divided by adjusted weighted average number of shares outstanding—diluted. For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures, see the reconciliations included at the end of this press release. Numerical figures included in the reconciliations have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

About First Advantage

First Advantage (NASDAQ: FA) is a leading global provider of HR technology solutions for screening, verifications, safety, and compliance. The Company delivers innovative solutions and insights that help customers manage risk and hire the best talent. Enabled by its proprietary technology, First Advantage’s products and solutions help companies protect their brands and provide safer environments for their customers and their most important resources: employees, contractors, contingent workers, tenants, and drivers. Headquartered in Atlanta, Georgia, First Advantage performs screens in over 200 countries and territories on behalf of its more than 33,000 customers. For more information about First Advantage, visit the Company’s website at https://fadv.com/.

Contacts

Investors:

Stephanie Gorman

Vice President, Investor Relations

Investors@fadv.com

(888) 314-9761

Condensed Financial Statements

First Advantage Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)	June 30, 2022	December 31, 2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$352,251	$292,642
Restricted cash	229	148
Short-term investments	904	941
Accounts receivable (net of allowance for doubtful accounts of $1,128 and $1,258 at June 30, 2022 and December 31, 2021, respectively)	144,376	155,772
Prepaid expenses and other current assets	23,368	14,365
Income tax receivable	1,608	2,292
Total current assets	522,736	466,160
Property and equipment, net	136,536	154,309
Goodwill	796,556	793,892
Trade name, net	75,235	79,585
Customer lists, net	357,697	384,766
Deferred tax asset, net	1,719	1,413
Other assets	20,698	6,456
TOTAL ASSETS	$1,911,177	$1,886,581
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$49,534	$53,977
Accrued compensation	24,750	30,054
Accrued liabilities	17,779	21,829
Current portion of operating lease liability	6,070	—
Income tax payable	2,608	2,573
Deferred revenues	697	873
Total current liabilities	101,438	109,306
Long-term debt (net of deferred financing costs of $8,985 and $9,879 at June 30, 2022 and December 31, 2021, respectively)	555,739	554,845
Deferred tax liability, net	87,757	84,653
Operating lease liability, less current portion	11,514	—
Other liabilities	3,104	5,539
Total liabilities	759,552	754,343
EQUITY
Common stock - $0.001 par value; 1,000,000,000 shares authorized, 153,125,085 and 152,901,040 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	153	153
Additional paid-in-capital	1,170,137	1,165,163
Accumulated deficit	(4,192)	(31,441)
Accumulated other comprehensive (loss)	(14,473)	(1,637)
Total equity	1,151,625	1,132,238
TOTAL LIABILITIES AND EQUITY	$1,911,177	$1,886,581

First Advantage Corporation

Condensed Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

	Three Months Ended June 30,
(in thousands, except share and per share amounts)	2022	2021
REVENUES	$201,561	$174,826

OPERATING EXPENSES:
Cost of services (exclusive of depreciation and amortization below)	100,292	84,868
Product and technology expense	12,946	11,680
Selling, general, and administrative expense	31,136	25,075
Depreciation and amortization	34,407	35,918
Total operating expenses	178,781	157,541
INCOME FROM OPERATIONS	22,780	17,285

OTHER EXPENSE (INCOME):
Interest expense, net	3,112	10,452
Total other expense (income)	3,112	10,452
INCOME BEFORE PROVISION FOR INCOME TAXES	19,668	6,833
Provision for income taxes	5,432	3,063
NET INCOME	$14,236	$3,770

Foreign currency translation (loss)	(11,319)	(1,295)
COMPREHENSIVE INCOME	$2,917	$2,475

NET INCOME	$14,236	$3,770
Basic net income per share	$0.09	$0.03
Diluted net income per share	$0.09	$0.03
Weighted average number of shares outstanding - basic	150,748,211	131,507,005
Weighted average number of shares outstanding - diluted	152,360,350	135,368,909

First Advantage Corporation

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
(in thousands)	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$27,249	$(15,619)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	68,441	70,681
Loss on extinguishment of debt	—	13,938
Amortization of deferred financing costs	894	5,059
Bad debt (recovery)	(120)	(367)
Deferred taxes	3,773	(5,975)
Share-based compensation	3,802	3,226
Loss (gain) on foreign currency exchange rates	37	(319)
Loss on disposal of property and equipment	162	81
Change in fair value of interest rate swaps	(7,378)	(953)
Changes in operating assets and liabilities:
Accounts receivable	11,199	(16,895)
Prepaid expenses and other assets	38	(3,686)
Accounts payable	(2,748)	2,590
Accrued compensation and accrued liabilities	(8,780)	2,780
Deferred revenues	(272)	106
Operating lease liabilities	(596)	—
Other liabilities	557	545
Income taxes receivable and payable, net	154	906
Net cash provided by operating activities	96,412	56,098
CASH FLOWS FROM INVESTING ACTIVITIES
Changes in short-term investments	—	(92)
Acquisitions of businesses, net of cash acquired	(19,044)	(7,588)
Purchases of property and equipment	(5,165)	(3,841)
Capitalized software development costs	(10,236)	(7,482)
Proceeds from disposal of property and equipment	82	—
Net cash used in investing activities	(34,363)	(19,003)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock in initial public offering, net of underwriting discounts and commissions	—	320,559
Payments of initial public offering issuance costs	—	(1,028)
Shareholder distribution	—	(313)
Capital contributions	—	241
Borrowings from Successor First Lien Credit Facility	—	261,413
Repayments of Successor First Lien Credit Facility	—	(363,875)
Repayment of Successor Second Lien Credit Facility	—	(146,584)
Payments of debt issuance costs	—	(1,257)
Payments on capital and finance lease obligations	(459)	(925)
Payments on deferred purchase agreements	(526)	(362)
Proceeds from stock option exercises	1,270	—
Taxes paid for net settlements of restricted stock units	(98)	—
Net cash provided by financing activities	187	67,869
Effect of exchange rate on cash, cash equivalents, and restricted cash	(2,546)	(656)
Increase in cash, cash equivalents, and restricted cash	59,690	104,308
Cash, cash equivalents, and restricted cash at beginning of period	292,790	152,970
Cash, cash equivalents, and restricted cash at end of period	$352,480	$257,278

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds received	$6,181	$3,736
Cash paid for interest	$10,191	$13,721
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Offering costs included in accounts payable and accrued liabilities	$—	$3,006
Property and equipment acquired on account	$23	$2,797

Reconciliation of Consolidated Non-GAAP Financial Measures

	Three Months Ended June 30,
(in thousands, except percentages)	2022	2021
Net income	$14,236	$3,770
Interest expense, net	3,112	10,452
Provision for income taxes	5,432	3,063
Depreciation and amortization	34,407	35,918
Share-based compensation	1,943	2,664
Transaction and acquisition-related charges(a)	1,179	382
Integration, restructuring, and other charges(b)	525	73
Adjusted EBITDA	$60,834	$56,322
Revenues	201,561	174,826
Net income margin	7.1%	2.2%
Adjusted EBITDA Margin	30.2%	32.2%
(a)
Represents charges incurred related to acquisitions and similar transactions, primarily consisting of change in control-related costs, professional service fees, and other third-party costs. Additionally includes incremental professional service fees incurred related to the initial public offering and subsequent one-time compliance efforts. The three months ended June 30, 2022 includes a transaction bonus expense related to one of the Company’s 2021 acquisitions.
(b)
Represents charges from organizational restructuring and integration activities, non-cash, and other charges primarily related to legal exposures inherited from legacy acquisitions, foreign currency (gains) losses, and (gains) losses on the sale of assets.

Reconciliation of Consolidated Non-GAAP Financial Measures (continued)

	Three Months Ended June 30,
(in thousands)	2022	2021
Net income	$14,236	$3,770
Provision for income taxes	5,432	3,063
Income before provision for income taxes	19,668	6,833
Debt-related charges(a)	(1,669)	4,355
Acquisition-related depreciation and amortization(b)	29,029	31,786
Share-based compensation	1,943	2,664
Transaction and acquisition-related charges(c)	1,179	382
Integration, restructuring, and other charges(d)	525	73
Adjusted Net Income before income tax effect	50,675	46,093
Less: Income tax effect(e)	12,669	12,896
Adjusted Net Income	$38,006	$33,197

	Three Months Ended June 30,
	2022	2021
Diluted net income per share (GAAP)	$0.09	$0.03
Adjusted Net Income adjustments per share
Income taxes	0.04	0.02
Debt-related charges(a)	(0.01)	0.03
Acquisition-related depreciation and amortization(b)	0.19	0.25
Share-based compensation	0.01	0.02
Transaction and acquisition related charges(c)	0.01	0.00
Integration, restructuring, and other charges(d)	0.00	0.00
Adjusted income taxes(e)	(0.08)	(0.10)
Adjusted Diluted Earnings Per Share (Non-GAAP)	$0.25	$0.25

Weighted average number of shares outstanding used in computation of Adjusted Diluted Earnings Per Share:
Weighted average number of shares outstanding—diluted (GAAP and Non-GAAP)	152,360,350	135,368,909
(a)
Represents the loss on extinguishment of debt and non-cash interest expense related to the amortization of debt issuance costs for the 2021 February refinancing and repayment of the Company’s Successor First Lien Credit Facility and Successor Second Lien Credit Facility, respectively. Beginning in 2022, this adjustment also includes the impact of the change in fair value of interest rate swaps. This adjustment, which represents the fair value gains or losses on the interest rate swaps, was added as a result of the increased interest rate volatility observed in 2022. The Company determined that the impact to the previous year, ($0.1) million for the three months ended June 30, 2021 was not significant and therefore the previously reported amounts will not be recast.
(b)
Represents the depreciation and amortization expense related to intangible assets and developed technology assets recorded due to the application of ASC 805, Business Combinations.
(c)
Represents charges incurred related to acquisitions and similar transactions, primarily consisting of change in control-related costs, professional service fees, and other third-party costs. Additionally includes incremental professional service fees incurred related to the initial public offering and subsequent one-time compliance efforts. The three months ended June 30, 2022 includes a transaction bonus expense related to one of the Company’s 2021 acquisitions.
(d)
Represents charges from organizational restructuring and integration activities, non-cash, and other charges primarily related to legal exposures inherited from legacy acquisitions, foreign currency (gains) losses, and (gains) losses on the sale of assets.
(e)
Effective tax rates of approximately 25.0% and 28.0% have been used to compute Adjusted Net Income and Adjusted Diluted Earnings Per Share for the three months ended June 30, 2022 and 2021, respectively. As of December 31, 2021, we had net operating loss carryforwards of approximately $120.1 million for federal income tax purposes available to reduce future income subject to income taxes. As a result, the amount of actual cash taxes we may pay for federal income taxes differs significantly from the effective income tax rate computed in accordance with GAAP and from the normalized rate shown above.